Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of May 5, 2010 (the “Effective Date”), by and among Aventine Renewable Energy Holdings, Inc. (together with its successors and assigns the “Company”) and John Castle (“Executive”).

WHEREAS, the Company desires to employ Executive as Chief Financial Officer of the Company;

WHEREAS, Executive desires to accept such employment, subject to the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants continued herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (collectively, the “Parties”) agree as follows:

1.             Term of Employment. The Company hereby agrees to employ Executive under this Agreement, and Executive hereby accepts such employment, for the “Term of Employment” which shall commence as of the Effective Date and shall end on December 31, 2012.

2.             Position, Duties and Responsibilities.

(a)           During the Term of Employment, Executive shall serve as the Chief Financial Officer of the Company; shall have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions in enterprises of a similar size and structure; shall be assigned no authorities, duties or responsibilities that are inconsistent with, or that impair his ability to discharge, the foregoing authorities, duties and responsibilities; and shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b)           Executive shall devote substantially all of his business time and efforts to the affairs of the Company; provided, however, that while employed by the Company, Executive may serve as a member of the board of directors of any for-profit company with the consent of the Board of Directors of the Company the “Board”) (which will not be unreasonably withheld).  In addition, without approval of the Board, Executive may (i) serve on the boards of directors of any not-for-profit entity, (ii) serve in any capacity with respect to any civic, educational, professional or charitable organization, and (iii) manage his and his family’s personal investments, provided, that such activities do not materially interfere or conflict with the performance of his duties to the Company or create a business conflict with the Company.

(c)           Upon expiration of the Term of Employment or the termination of Executive’s employment for any reason, Executive shall resign, in writing, from any positions he then holds with the Company, including membership on any boards.

3.             Principal Place of Business.  Executive’s principal place of business shall be located in an office of the Company in Dallas, Texas.  Executive agrees to travel on behalf of the Company as reasonably necessary to perform his duties under this Agreement, including to the Company’s offices in Pekin, Illinois, to which Executive acknowledges he may be required to travel on a regular basis.  The Company will pay, or reimburse Executive in accordance with Section 4(f) below, for all reasonable and necessary costs in connection with such travel.

4.             Compensation and Benefits.

(a)           Base Salary. Commencing as of the Effective Date, the Company shall pay Executive an annualized Base Salary of $350,000 (“Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Company.  Executive’s Base Salary shall be reviewed by the Board for possible increase no less frequently than annually during the Term of Employment and any increased Base Salary shall constitute “Base Salary” for purposes hereof.  The Base Salary (including as increased pursuant to the preceding sentence) shall not be decreased at any time during the Term of Employment.

(b)           Annual Bonus. Executive will be entitled to receive an annual bonus each year during the Term of Employment (the “Bonus”) with a target equal to at least 100% of Executive’s Base Salary for the applicable year based on reasonably attainable goals as determined by the Board or its Compensation Committee; provided that for 2010 Executive’s Bonus will be no less than $350,000.  In addition, Executive shall be afforded the opportunity to earn an incentive bonus of up another 100% of the Executive’s Base Salary each year during the Term based on attainment of extraordinary performance metrics determined by the CEO and approved by the Board or its Compensation Committee (each an “Incentive Bonus”).  Bonuses will be paid in accordance with the Company’s bonus policy as in effect from time to time, but in no event later than 2½ months after the fiscal year in which it is earned.

(c)           Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans and programs offered by the Company to senior executives of the Company, and, subject to the eligibility requirements for participation therein, any employee benefit plans and programs which the Company may adopt from time to time generally for its employees.

(d)           Vacations. During the Term of Employment, Executive shall be entitled to four (4) weeks of paid vacation per year to be accrued and taken in accordance with the Company’s normal vacation policies.

(e)           Reimbursement of Business and Other Expenses. During the Term of Employment, Executive is authorized to incur reasonable expenses, including, without limitation, expenses for travel, entertainment and other ordinary and necessary activities, in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses subject to documentation and subject to the expense reimbursement policies of the Company relating to expense reimbursement.

5.             Equity Arrangements.

(a)           Equity Awards.  On the Effective Date, the Company will grant the following equity awards to Executive:  (i) stock options to purchase 100,000 shares of the Company’s common stock (the “Common Stock”) (the “Options”) and (ii) 25,000 restricted shares of Common Stock (the “Restricted Stock,” and together with the Options, the “Equity Awards”)

granted pursuant to the Company’s equity incentive plan as in effect on the Effective Date (the “Incentive Plan”).

(b)           Vesting.  Fifty (50%) percent of the Options and Fifty (50%) percent of the Restricted Stock will vest in the three equal installments on each of the first two anniversaries of the Effective Date and December 31, 2012, subject to Executive’s continuing employment with the Company.  Fifty (50%) percent of the Options and Fifty (50%) percent of the Restricted Stock will vest subject to the attainment of reasonable performance criteria to be determined by the Board.  Notwithstanding the foregoing, in the event of (A) a Change of Control (as defined below) of the Company, then 100% of the Equity Awards shall vest, and the Options will remain exercisable for the remainder of the Option Term (as defined below), or (B) a termination of Executive’s employment by the Company without Cause (as defined below), or Executive’s resignation with Good Reason (as defined below), then 100% of the Equity Awards shall vest, and the Options will remain exercisable for the applicable period set forth in Section 9(d)(iii).  Any vested Options held by Executive as of his termination shall remain exercisable for the applicable periods specified below under Section 9.  The Options shall expire ten (10) years following the Effective Date (the “Option Term”).

(c)           Exercise Price.  The exercise price of each share of Common Stock underlying an Option shall be equal to the per share fair market value of the Common Stock on the Effective Date, as determined by the Board in its sole discretion, in a manner that complies with the requirements of Section 409A of Internal Revenue Code of 1986, as amended (“Code”), and the regulations and guidance promulgated thereunder (“Code Section 409A”).

(d)           Method of Exercise.  To the extent vested, the Options may be exercised by Executive in whole or in part at any time and from time to time during the Option Term by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be acquired.  Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) through a cashless exercise whereby the Company reduces the number of shares of Common Stock issuable upon exercise with a value equal to the applicable exercise price and withholding, (iii) solely to the extent permitted by applicable law, if the Common Stock is then traded on a securities exchange or system in the United States, through a procedure whereby Executive delivers irrevocable instructions to a broker reasonably acceptable to the committee established under the Incentive Plan (the “Committee”) to deliver promptly to the Company an amount equal to the purchase price; or (iv) on such other terms and conditions as may be acceptable to the Committee.

6.             Call/Sale Participation/Piggy-Back Rights.  In the event that, as of the Effective Date, the Common Stock is not traded on a securities exchange or system, then the provisions of this Section 6 shall apply to any Common Stock acquired by or granted to Executive under any equity award granted to Executive by the Company until the Common Stock is so traded.  Other than as specifically provided in this Agreement, the Executive’s right to transfer shares of Common Stock acquired by or granted to Executive under any equity award granted to Executive by the Company shall not be limited nor shall such shares be subject to any claw-back provision or be subject to forfeiture due to a breach of Section 11.

(a)           Call Right.  In the event of Executive’s termination for Cause, the Company shall have a call right on any shares of Common Stock acquired by or granted to Executive under any equity award granted to Executive by the Company then held by Executive at a price per share equal to the lower of the per share fair market value as of the purchase date, as determined by the Board in its sole discretion, and the price paid by Executive for each share of Common Stock; provided; that shares of Common Stock granted as restricted shares shall be forfeited automatically and without consideration on a termination for Cause.  For the avoidance of doubt, the Company will not have any call right upon a termination other than for Cause in respect of Executive’s shares of Common Stock.

(b)           Sale Participation.  If the event of a sale or other disposition of all or substantially all the Common Stock to a third party whether by stock sale, merger or otherwise, Executive agrees to reasonably participate in such transaction with respect to the Equity Awards and sell, exchange or transfer such Equity Awards on a commercially reasonable basis to the third party and the Company agrees to take all commercially reasonable steps to facilitate such participation.

(c)           Piggyback Registration Rights.  Executive will be entitled to standard “piggyback” registration rights.

(d)           Initial Public Offering.  All transfer restrictions, call rights, sale participation rights and obligation under this Section 6 shall terminate on the earlier of a public offering of the Common Stock or the listing of the Common Stock on a securities exchange or system.

7.             Termination of Employment. Executive’s employment hereunder may be terminated during the Term of Employment under the following circumstances and any such termination shall not be, nor deemed to be, a breach of this Agreement:

(a)           Death. Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(b)           Disability.  The Company shall have the right to terminate Executive’s employment hereunder for Disability by providing Executive with a Notice of Termination (as defined below) at least thirty (30) days prior to such termination.  For purposes of this Agreement, “Disability” shall mean Executive’s becoming incapacitated by reason of sickness, accident or other physical or mental incapacity and having been unable to perform his normal duties for a period of six (6) consecutive months as a result thereof.

(c)           For Cause. The Company shall have the right to terminate Executive’s employment for Cause by providing Executive with a Notice of Termination.  For purposes of this Agreement, “Cause” shall mean (i) willful misconduct or gross negligence of a material nature by Executive in the performance of his duties; (ii) Executive’s being convicted of, or pleading guilty or nolo contendere to a felony (other than a traffic violation); (iii) Executive’s willful theft or embezzlement from the Company or its affiliates; (iv) willful and substantial failure of Executive to perform his duties or any other material breach by Executive of any material provision of this Agreement, which is not cured (if curable) by Executive within thirty (30) days following his receipt of written notice thereof.  For the purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).  Notwithstanding the foregoing, the Company may not terminate Executive for Cause unless prior to such termination: (x) Executive is given five (5) business days written notice specifying the alleged Cause event and is entitled to appear with counsel upon written request, made within five (5) business days of receiving such notice, before a meeting of the full Board, which may be telephonic, within a reasonable time after such request to present information regarding his views on the Cause event, and (y) after such meeting or Executive’s failure to request such a meeting, there is a majority vote of the full Board (excluding Executive) to terminate Executive for Cause.  After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination has been made in accordance with the procedures set forth above.

(d)           Without Cause.  The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination.

(e)           By Executive for Good Reason.  Executive shall have the right to terminate his employment hereunder for Good Reason by providing the Company with a Notice of Termination.  For purposes of this Agreement, Executive shall have “Good Reason” to terminate his employment hereunder if, without Executive’s written consent, any of the following events occurs that are not cured by the Company within thirty (30) days of written notice specifying the occurrence such Good Reason event, which notice shall be given by Executive to the Company within ninety (90) days after the occurrence of the Good Reason event: (i) a material diminution in Executive’s then authority, duties or responsibilities; (ii) a material diminution in Executive’s Base Salary; (iii) a relocation of Executive’s principal business location to a location outside of Dallas, Texas; or (vi) any material breach of this Agreement by the Company.  Executive’s termination hereunder for Good Reason shall not occur later than one hundred eighty (180) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

(f)            By Executive without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination.

(g)           Due to Expiration of the Term of Employment.  The Term of Employment shall automatically terminate upon the expiration of the Term of Employment in accordance with Section 1 hereof.

8.             Termination Procedure.

(a)           Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive during the Term of Employment (other than termination pursuant to Section 7(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the event of a termination under Section 7(b), 7(c) or 7(e) above, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(b), the thirty-first (31st) day after the Notice of Termination is provided to Executive (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during the thirty (30) day period following the Notice of Termination), (iii) if Executive’s employment is terminated pursuant to Section 7(f), the thirty-first (31st) day after the Notice of Termination is provided to the Company; and (iv) if Executive’s employment is terminated for any other reason, the date the Notice of Termination is given or any later date set forth in such Notice of Termination as the effective date of termination.

9.             Compensation Upon Termination.  Upon the termination of Executive’s employment, the Company shall provide Executive with the payments and benefits set forth below.  The payments and benefits described herein shall be in lieu of, and Executive hereby waives his rights to receive, any other severance or termination benefits that Executive may otherwise be eligible to receive under any policy, plan or program maintained by the Company or as otherwise mandated by law (to the extent such legal rights may be waived by Executive).

(a)           Death or Disability.  If Executive’s employment is terminated due to his death or is terminated by the Company due to Disability during the Term of Employment:

(i)            the Company shall pay to Executive (or his beneficiaries) any accrued but unpaid Base Salary earned through the Date of Termination, payable in accordance with the regular payroll practices applicable to senior executives of the Company;

(ii)           at the time that the Bonus would otherwise be paid in accordance with Section 4(b) hereof, the Company shall pay to Executive (or his beneficiaries) any earned but unpaid Bonus in respect of any completed year preceding the year in which such termination occurs (the “Accrued Bonus”);

(iii)          the Company shall reimburse Executive pursuant to Section 4(f) for any business expenses incurred through, but not reimbursed prior to, the Date of Termination;

(iv)          within ten (10) days following the Date of Termination, the Company shall pay to Executive a payment for his accrued but unused vacation through the Date of Termination;

(v)           the Company shall pay or provide to Executive such vested accrued benefits, if any, as to which Executive may be entitled under the Company’s employee benefit plans and programs applicable to Executive as of the Date of Termination (other than any severance pay plan), which shall be paid or provided in accordance with the terms of the applicable plan or program  (clauses (i) — (v) collectively referred to as the “Accrued Obligations”);

(vi)          Executive or his beneficiary, legal representative or estate shall receive an amount equal to the product of (x) and (y), where (x) is the Bonus, if any, that would have been paid to Executive in respect of the year in which such termination occurred, based on actual performance for the year of termination, and (y) is a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year in which such termination occurred and the denominator of which is the number of days in such year (the “Pro Rata Bonus”), to be paid at such time as the Bonus would have normally been paid pursuant to Section 4(b) hereof in respect of the year in which such termination occurred; and

(vii)         All vested stock options and other exercisable awards then held by Executive shall remain exercisable for a period of one year following the Date of Termination and all unvested equity awards held by Executive shall immediately be forfeited without consideration.

(b)           Termination for by the Company for Cause.  If Executive’s employment is terminated by the Company for Cause during the Term of Employment:

(i)            the Company shall pay or provide to Executive the Accrued Obligations (other than the Accrued Bonus) at the times, and subject to the same conditions, as provided in Section 9(a) hereof; and

(ii)           all equity awards held by Executive, whether or not vested and exercisable, shall immediately be forfeited without consideration.

(c)           Termination by Executive without Good Reason.  If Executive’s employment is terminated by Executive other than for Good Reason during the Term of Employment:

(i)            the Company shall pay or provide to Executive the Accrued Obligations (other than the Accrued Bonus) at the times, and subject to the same conditions, as provided in Section 9(a) hereof; and

(ii)           all vested stock options and other exercisable awards then held by Executive shall remain exercisable for a period of ninety (90) days following the Date of Termination and all unvested equity awards held by Executive shall immediately be forfeited without consideration.

(d)           Termination without Cause or for Good Reason. In the event that Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason during the Term of Employment:

(i)            the Company shall pay or provide to Executive the Accrued Obligations at the times, and subject to the same conditions, as provided in Section 9(a) hereof;

(ii)           subject to Executive’s signing (and not revoking) a general release of claims in the form attached hereto as Exhibit A (with such changes as may be necessary for changes in applicable law) within twenty-one (21) days or forty-five days, which ever period is required under ADEA (as defined in Exhibit A) following such termination (the “Release”):

(A)          the Company shall pay Executive the Pro Rata Bonus at such time as the Bonus would have normally been paid pursuant to Section 4(b) hereof in respect of the year in which such termination occurred;

(B)           within sixty (60) days following the Date of Termination, the Company shall pay to Executive a lump sum severance payment equal to the sum of the Base Salary and target Bonus; provided that if Date of Termination occurs provided, that, if the termination of your employment occurs less than sixty (60) days preceding the end of a calendar year and the effective date of the Release would occur before January 1 of the subsequent calendar year, payment shall be made on January 2 of such subsequent calendar year; and

(C)           the Company shall pay the costs of continued group life, medical, dental, and vision insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Date of Termination, or materially equivalent plans and programs maintained by the Company in replacement thereof, for a period of twelve (12) months following the Date of Termination (the “Coverage Period”); provided, that in the event the medical, dental, and vision plans under which Executive and his dependents were receiving benefits immediately prior to the Date of Termination, or any applicable replacement plan or program, is not fully-insured, then in lieu of the foregoing, if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and timely pays the monthly premiums for such COBRA coverage, then the Company shall reimburse Executive during the Coverage Period for the amount of such monthly premium that is in excess of the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), on a tax grossed-up basis to the extent such monthly premium is taxable to Executive, payable on the first Company payroll date in each month following the Date of Termination; and

(iii)          all outstanding equity awards held by Executive will become fully vested and all stock options and other exercisable awards will become immediately exercisable and will remain exercisable for a period following the Date of Termination of

(x) ninety (90) days following a termination by Executive for Good Reason and (y) twelve (12) months following a termination by the Company without Cause.

(e)           Termination due to Expiration of the Term of Employment.  If Executive’s employment hereunder terminates due to the expiration of the Term of Employment in accordance with Section 1:

(i)            the Company shall pay to Executive the Accrued Obligations at the times, and subject to the same conditions, as provided in Section 9(a) hereof; and

(ii)           subject to Executive’s signing (and not revoking) the Release, the Company shall pay the costs of continued group life, medical, dental, and vision insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Date of Termination, or materially equivalent plans and programs maintained by the Company in replacement thereof, for a period of twelve (12) months following the Date of Termination (the “Expiration Coverage Period”); provided, that in the event the medical, dental, and vision plans under which Executive and his dependents were receiving benefits immediately prior to the Date of Termination, or any applicable replacement plan or program, is not fully-insured, then in lieu of the foregoing, if Executive timely elects COBRA coverage and timely pays the monthly premiums for such COBRA coverage, then the Company shall reimburse Executive during the Coverage Period for the amount of such monthly premium that is in excess of the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), on a tax grossed-up basis to the extent such monthly premium is taxable to Executive, payable on the first Company payroll date in each month following the Date of Termination; and

(iii)          all vested stock options and other exercisable awards then held by Executive shall remain exercisable for a period of twelve (12) months following the Date of Termination and all unvested equity awards held by Executive shall immediately be forfeited without consideration.

(f)            No Mitigation; No Off-Set.  Executive will not be required to seek other employment or attempt to reduce any payments due to Executive under this Section 9, and any compensation (in whatever form) earned by Executive from any subsequent employment will not offset or reduce the Company’s severance obligations under this Section 9 following Executive’s termination.  The Company’s obligation to pay Executive any payments under this Section 9 will not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company.

(g)           Change of Control/Golden Parachute Considerations.  All equity awards held by Executive shall vest upon the occurrence a Change in Control of the Company.  If Executive becomes entitled to any payments and/or benefits that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and as a result becomes subject to the excise tax under Section 4999 of the Code, the provisions of Exhibit B attached hereto shall apply and are incorporated herein.

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events subsequent to the Effective Date:  (i) any person, other than an exempt person (which includes the Company and its subsidiaries and employee benefit plans), becoming a beneficial owner of 50% or more of the shares of common stock or equity interests or voting stock or equity interests of the Company then outstanding; (ii) the consummation of a reorganization, merger or consolidation in which existing Company stockholders or members own less than 50% of the equity of the resulting company; (iii) the consummation of the sale or other disposition of all or substantially all of the assets of the Company; or (iv) during any 12-month period and provided no other corporation is a majority shareholder of the Company,  individuals who on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered a member of the Incumbent Board.  Notwithstanding anything herein to the contrary, the determination as to whether a “Change in Control” as defined herein has occurred shall be determined in accordance with the requirements of Code Section 409A and shall be intended to constitute a “change in control event” within the meaning of Code Section 409A, except to that the extent the provisions herein are more restrictive than the requirements of Code Section 409A.

10.           Indemnification/Directors and Officers Liability Insurance. The Company will indemnify Executive to the fullest extent permitted by law and its bylaws (including advancement of legal fees) for any action or inaction of Executive while serving as an officer or director of the Company.  The Company will cover Executive under its directors and officers liability insurance and its defamation policies both during and, while potential liability exists, after Executive’s termination of employment.  The provisions of this Section 10 shall survive the termination of Executive’s employment with the Company.

11.           Restrictive Covenants.

(a)           Acknowledgments.  Executive acknowledges that:  (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term of Employment and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its affiliates’ business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company and its affiliates will suffer substantial damage which will be difficult to compute if, during the Term of Employment or thereafter, Executive should solicit or interfere with the Company’s or its affiliates’ employees or should divulge Confidential Information relating to the business of the Company and its affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates; (vi) the Company would not have hired or continued to employ Executive or grant the equity awards and other benefits contemplated under this Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” means any business, partnership, enterprise, association or activity that is actively involved in the business of producing and/or marketing ethanol and ethanol co-products, or any other activity or business in which the Company was engaged, or had taken material steps to engage in, at the time of Executive’s termination or in the twelve (12) months immediately period prior thereto. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any affiliate, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company or any affiliate, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company or any affiliate; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or any affiliate; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b)           Confidentiality.  In consideration of the benefits provided for under this Agreement, Executive agrees not to, at any time, either during the Term of Employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) in the good faith performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain or the relevant trade or industry other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential.  Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c)           Non-Compete.  In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during Executive’s employment and during the Restrictive Period (as defined below), Executive will not, directly or indirectly for or on behalf of himself or any other person or entity (i) engage in any Competitive Business (as defined below) or (ii) participate or invest in, provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity) any Competitive Business (as defined below).  For the avoidance of doubt, this covenant shall not preclude Executive from trading ethanol-related commodities; provided that such activity does not have a material and adverse effect on the Company.

“Restrictive Period” shall mean the period of Executive’s employment with the Company and (i) in the event of termination of Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason, the 12-month period thereafter or (ii) in the event of termination of Executive’s employment by the Executive without Good Reason or upon Expiration of the Term, the period of up to 12 months following Executive’s employment for which the Company elects (pursuant to 15 days advance written notice) to pay Executive the pro rata portion of the Non-Compete Amount.  “Non-Compete Amount” shall mean the sum of Executive’s Base salary and the average of the Annual Bonuses earned under Section 5 during his Employment; provided that if any such termination occurs before the completion of the first Annual Bonus period, the Annual Bonus amount will be deemed to be the Target Bonus.  The noncompetition covenant in this Section 11(c) will not apply in the event of a termination without Cause or for Good Reason if Executive provides a written waiver to the Company of his right to all severance benefits, including equity acceleration (but other than the Accrued Amounts) within five business days following such termination.  The restrictions set forth in this Section 11(c) shall not limit Executive’s right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any compensatory equity securities that Executive receives in connection with services provided or to be provided.

(d)           Non-Solicitation of Employees.  During Executive’s employment and for a period of twelve (12) months thereafter, Executive will not directly or indirectly for or on behalf of himself or any other person or entity (i) solicit, recruit, hire, endeavor to entice away from the Company, or otherwise interfere with the Company’s relationship with, any of its current employees, or anyone who was employed by or engaged to provide exclusive services to the Company at any time during the twelve (12) months prior to Executive’s Date of Termination, and (ii) endeavor to entice away from or otherwise interfere with, the Company’s relationship with any persons or entities that were investors, suppliers, clients, customers or licensees of the Company at any time during the twelve (12) months prior to Executive’s Date of Termination; provided that the foregoing shall not be violated by general advertising nor by serving as a reference upon request.

(e)           Post-Employment Property.  The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others,  has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, whether or not during regular business hours and created, conceived or prepared on the Company’s or any affiliates’ premises or otherwise shall be the sole and complete property of the Company and/or its affiliates.  More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or any affiliates’ premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company and/or its affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.  Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours.  Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company or its affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company.  To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or its affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, or within three (3) months thereafter, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company.  Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, its affiliates and/or their respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences.   Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(f)            Non-Disparagement. Executive acknowledges and agrees that during and for a period of three (3) years following the Term of Employment, he will not defame or publicly criticize the Company and/or its affiliates and their respective officers, directors, partners, executives or agents with the intent to damage the services, business, integrity, veracity or personal or professional reputation of any such party in either a professional or personal manner.  In addition, the Company acknowledges and agrees that during and for a period of three (3) years following the Term of Employment, the Company will not defame or publicly criticize Executive with the intent to damage the services, business, integrity, veracity or personal or professional reputation of Executive in either a professional or personal manner.  Notwithstanding the foregoing, nothing in this Section 11(f) shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made by another party; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.

(g)           Enforcement.  If Executive commits a breach of any of the provisions of this Section 11 or the Company commits a breach of Section 11(g), the Company or Executive, as applicable, shall have the right and remedy to have the provision specifically enforced by any court having jurisdiction.  Executive acknowledges and agrees that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company and the Company acknowledges and agrees that any such breach will cause irreparable injury to Executive and that money damages will not provide an adequate remedy to Executive.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or Executive at law or in equity.

(h)           Blue Pencil.  If, at any time, the provisions of this Section 11 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i)            EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 11 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

12.           Assignability.  This Agreement may only be assigned to an acquiror of all or substantially all of the Company’s business that agrees in writing to assume the Company’s obligations under this Agreement.

13.           Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party and that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.  The Company represents and warrants to Executive that all necessary corporate actions for the approval of this Agreement have been taken such that, upon the Company’s execution of this Agreement, this Agreement will constitute a legal, valid and binding obligation of the Company.

14.           Resolution of Disputes.  Any dispute concerning the validity, interpretation, enforcement, or breach of this Agreement, or otherwise arising between the parties, shall (except to the extent otherwise provided in Section 11(g) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution.  Such arbitration shall be conducted in Dallas, Texas, and the arbitrator will apply New York law, including federal law as applied in New York courts.  The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules, as modified by the terms set forth in this Agreement.  The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes.  The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any court having jurisdiction.  The arbitration shall be conducted on a strictly confidential basis except to the extent necessary to enforce any judgment, and neither the Company nor Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of such Parties legal counsel, who also shall be bound by all confidentiality terms of this Agreement.  In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in Dallas, Texas and agree to venue in that jurisdiction.  The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.  Each party agrees (a) to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome and (b) that the arbitration costs and other joint expenses shall be borne equally by the Parties.

15.           Notices.  Any notice, consent, demand, request or other communication given to a person in connection with this Agreement (a “Notice”) shall be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this Section 15), by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice).  All such Notices shall be deemed to have been given and effective upon receipt (or refusal of receipt).

If to the Company:	Principal Place of Business
Attn: Chief Executive Officer
Facsimile:

If to Executive:	To the address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term of Employment).

16.           Miscellaneous.

(a)           Entire Agreement.  This Agreement, and the exhibits attached hereto, contain the entire understanding and agreement among the Parties concerning the subject matter hereof and supersede all prior agreements, term sheets, understandings, discussions, negotiations and undertakings, whether written or oral, among them with respect thereto.

(b)           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

(c)           Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by the Parties.  No waiver by any person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.  To be effective, any waiver must be set forth in a writing that specifically refers to the condition or provision that is being waived and is signed by the waiving person.

(d)           Headings.  The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e)           Beneficiaries/References.  Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, transferee, estate or other legal representative.

(f)            Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment under this Agreement.

(g)           Withholding Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement any taxes that are required to be withheld pursuant to any applicable law or regulation.

(h)           409A Provisions.

(i)            Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

(ii)           If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with the Company) would cause the Executive to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate.  To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A.

(iii)          Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his Date of Termination Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) with interest at the prime rate as published in the Wall Street Journal on the first business day on or following the Date of Termination, on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iv)          Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the Date of Termination for purposes of any such payment or benefits.

(v)           Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.

(vi)          In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

(vii)         All expenses or other reimbursements paid pursuant to Section 4(g) hereof or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(i)            Governing Law.  This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(j)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(k)           Joint Drafting.  The Company and Executive acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Executive on the other side.  Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Aventine Renewable Energy Holdings, Inc.

By:	/s/ Thomas Manuel
Name:	Thomas Manuel
Title:	Chief Executive Officer

Executive:

/s/ John Castle
John Castle

EXHIBIT A

GENERAL RELEASE

1.             Termination of Employment.  John Castle (the “Executive”) acknowledges that Executive’s last day of employment with Aventine Renewable Energy Holdings, Inc. (together with its successors and assigns the “Company”) is [                              ] (the “Termination Date”).

2.             Consideration.  In accordance with the Employment Agreement by and between the Company and Executive, dated March 15, 2010 (the “Employment Agreement”), a copy of which is attached hereto and incorporated herewith, the Company agrees to provide the consideration set forth in Section 9([d][e])(ii) of the Employment Agreement in exchange for this General Release.

3.             Full Release.  Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this General Release, against the Related Parties arising out of or in any way related to Executive’s employment with the Company or the termination of his employment with the Company.  Notwithstanding anything herein to the contrary, this General Release shall not (i) apply to any benefits due to Executive under this General Release or otherwise under Section 9 of the Employment Agreement, including without limitation, your right to a gross-up payment under Section 9(g) and Exhibit B of the Employment Agreement; (ii) apply to Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability Executive incurred or might incur as an employee, officer or director of the Company or a fiduciary of any Company benefit plan including, without limitation, Executive’s rights under Section 10 of the Employment Agreement; (iii) impair any vested benefits Executive may have, as of the Termination Date, under any other employee benefit plans and programs applicable to Executive as of the Termination Date; and (iv) impair your rights to any continuation of medical coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

4.             Waiver of Rights Under All Applicable Statutes, Contract And Common Law.  Executive understands that this General Release waives all claims and rights Executive may have under certain applicable federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Americans with Disabilities Amendment Act, the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, and all other statutes, regulations, contracts, common law, and other laws in any and all jurisdictions.

5.             Informed and Voluntary Signature.  No promise or inducement has been made other than those set forth in this General Release.  This General Release is executed by Executive without reliance on any representation by the Company or any of its agents.  Executive states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights by signing this General Release.  Executive hereby acknowledges that he has carefully read this General Release and has had the opportunity to thoroughly discuss the terms of this General Release with legal counsel of his choosing.  Executive hereby acknowledges that he fully understands the terms of this General Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

6.             Waiver of Rights Under the Age Discrimination Act.  Executive understands that this General Release, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed.  All or part of the consideration to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this General Release. For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the Employer no later than 11:59 p.m. of the seventh day following Executive’s execution of this General Release.  This General Release will not be effective until said revocation period has expired without a revocation by Executive (the “Effective Date”). Executive acknowledges that he has been given up to [21/45](1) days to decide whether to sign this General Release. Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

7.             Covenant Not To Sue.  Except for an action brought to enforce this General Release or challenge the validity of the ADEA waiver, Executive agrees to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against the Company or Related Parties over matters released or waived herein, and agrees that he will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against Executive and/or the Related Parties over matters released or waived herein, except as required by law.  Notwithstanding the foregoing, nothing in this General Release shall interfere with Executive’s right to file a charge with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  However, the consideration provided to Executive under this General Release shall be the sole relief provided for the released claims. Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who has brought such charge or proceeding.

8.             Litigation And Regulatory Cooperation.  Executive shall (a) reasonably cooperate with the Company and/or Related Parties in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company and/or Related Parties that relate to events or occurrences that transpired while Executive was employed by the Company and (b) reasonably cooperate with the Company in connection with any

(1)  Insert 45 days in the event of a layoff of two or more employees.

investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that the forgoing shall not apply if the interests of the Company and Executive are adverse.  Any request for such cooperation shall take into account Executive’s other personal and business commitments.  For any such cooperation that Executive provides after December 31, 2012, the Company shall pay Executive a per diem fee for such cooperation (calculated as one-fifth the weekly gross Base Salary at the rate in effect immediately prior to the Termination Date), paid on the last day of the month following the month in which such fee was earned.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with providing such cooperation.

9.             Reaffirmation of Continuing Obligations Under Employment Agreement And Applicable Law.  Nothing in this General Release is intended to replace, supersede or supplant Executive’s independent and obligations under the Employment Agreement that specifically continue following a termination of his employment.  By executing this General Release, Executive hereby acknowledges and reaffirms all such continuing obligations under the Employment Agreement and applicable law, including but not limited to his obligations set forth in Section 11 of the Employment Agreement, entitled “Restrictive Covenants.”  These obligations include, without limitation, Executive’s agreements concerning Confidential Information, non-competition and non-solicitation.

10.           No Admission of Liability.  This General Release shall not in any way be considered or construed as an admission by the Company of any improper actions or liability whatsoever as to Executive or any other person.

11.           Miscellaneous.

(a)           This General Release shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of law.

(b)           In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)           This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)           The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e)           This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive.

(f)            This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Related Parties and the Releasors and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Related Parties and the Releasors.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this        day of                               .

Aventine Renewable Energy Holdings, Inc.

By:
Name:
Title:

Executive:

John Castle

EXHIBIT B

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit B sets forth the terms and provisions applicable to Executive pursuant to the provisions of the Section 9(g) of the Agreement.  This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement.  Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

(i)            In the event that Executive shall become entitled to payments and/or benefits provided by the Agreement or any other amounts to (or for the benefit of) Executive that constitute “parachute payments,” as such term is defined under Section 280G of the Code, as a result of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and similar tax, if any, that may hereafter be imposed by any taxing authority), the Company shall pay to Executive at the time specified in clause (v) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Company Payments together with the Gross-Up Payment, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(ii)           Notwithstanding the foregoing provisions of this Exhibit B to the contrary, if it shall be determined that Executive is entitled to a Gross-Up Payment, but the Company Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Executive such that the receipt of the Company Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount.  Any such reduction shall be made in the following order:  any cash severance Executive is entitled to receive (starting with the last payment due), then other cash amounts Executive is entitled to receive that are considered parachute payments under Section 280G of the Code (starting with the last payment due), then any stock options that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the last ones scheduled to be distributed and then other stock options based on the latest vesting tranches.  In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Amount, as applicable, to reflect the final determination and the resulting impact on whether this clause (ii) applies.

(iii)          For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax:

(A)  the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or a certified public accountant appointed following a change in ownership that is or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax; and

(B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive.  The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and Executive.

(iv)          For purposes of determining the amount of the Gross-Up Payment, Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction).  Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive.  Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(v)           The Gross-Up Payment or portion thereof provided for in clause (iv) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iv) above, as soon as the amount thereof can reasonably be determined, but in no event later than the seventy-fifth (75th) day after the occurrence of the event subjecting Executive to the Excise Tax.  Subject to clauses (iv) and (ix) of this Exhibit B, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(vi)          In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues.  In the event that the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate with the Company and its representative.

(vii)         The Company shall be responsible for all charges of the Accountants.

(viii)        The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(ix)           Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(x)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit B shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(xi)           The provisions of this Exhibit B shall survive the termination of Executive’s employment with the Company for any reason and any amount payable under this Exhibit B shall be subject to the provisions of Section 16(h) of the Agreement.